Exhibit 1.2
COLONIAL REALTY LIMITED PARTNERSHIP
(a Delaware Limited Partnership)
Debt Securities
TERMS AGREEMENT
Dated: September 21, 2005

To:	COLONIAL REALTY LIMITED PARTNERSHIP
2101 6th Avenue North
Suite 750
Birmingham, Alabama 35203
Attention:
Ladies and Gentlemen:
     We (the “Representatives”) understand that Colonial Realty Limited Partnership, a Delaware limited partnership (the “Operating Partnership”), proposes to issue and sell $325,000,000 aggregate principal amount of its senior debt securities (such debt securities being hereinafter referred to as the “Underwritten Securities”). Subject to the terms and conditions set forth or incorporated by reference herein, the underwriters named below (the “Underwriters”) offer to purchase, severally and not jointly, the respective principal amounts of Underwritten Securities (as defined in the Underwriting Agreement referenced below) set forth below opposite their respective names at the purchase price set forth below.

Principal Amount of
Underwriter	Underwritten Securities
Banc of America Securities LLC	$102,916,000.00
UBS Securities LLC	102,916,000.00
Wachovia Capital Markets, LLC	102,918,000.00
Wells Fargo Securities, LLC	16,250,000.00

Total	$325,000,000.00
     The Underwritten Securities shall have the following terms:

Title:	5.50% Senior Notes due 2015

Rank:	Pari passu with all other unsecured and unsubordinated indebtedness of the Operating Partnership

Ratings:	Baa3 (Moody’s)/BBB- (S&P)/BBB- (Fitch)

Aggregate principal amount:	$325,000,000

Denominations:	$1,000 and integral multiples thereof

Currency of payment:	U.S. dollars

Interest rate or formula:	5.50% per annum

Interest payment dates:	Payable semi-annually in arrears on each April 1 and October 1, commencing April 1, 2006

Regular record dates:	March 15 and September 15, as applicable

Stated maturity date:	October 1, 2015

Redemption provisions:	Redeemable at any time at the option of the Operating Partnership, in whole or in part, at a redemption price equal to the sum of:
(i) the principal amount of the Underwritten Securities being redeemed plus accrued but unpaid interest to the redemption date; and (ii) the Make-Whole Amount.

Sinking fund requirements:	N/A

Conversion provisions:	N/A

Listing requirements:	N/A

Black-out provisions:	The Operating Partnership will not from the date of this Terms Agreement through the Closing Time, without the prior written consent of Wachovia Capital Markets, LLC. (“Wachovia”), after Wachovia’s consultation with Banc of America Securities LLC and UBS Securities LLC, offer, sell or contract to sell, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Operating Partnership or any affiliate of the Operating Partnership or any person in privity with the Operating Partnership or any Affiliate of the Operating Partnership), directly or indirectly, or announce the offering of, any debt securities issued or guaranteed by the Operating Partnership (other than the Underwritten Securities listed above).

Fixed or Variable Price Offering:	Fixed Price Offering

Initial public offering price per Underwritten Security:	99.377% of the principal amount, plus accrued interest, if any, from September 28, 2005

Purchase price per Underwritten Security:	98.727% of the principal amount, plus accrued interest, if any, from September 28, 2005

Other terms and conditions:	N/A

Closing date and location:	September 28, 2005 at Sidley Austin Brown & Wood LLP at 9:00 A.M
     All the provisions contained in the Underwriting Agreement of even date herewith between the Underwriters and the Operating Partnership are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.
[Signature page follows]

     Please accept this offer by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,

WACHOVIA CAPITAL MARKETS, LLC
BANC OF AMERICA SECURITIES LLC
UBS SECURITIES LLC

By:	Wachovia Capital Markets, LLC

By:	/s/ Teresa Hee

Name: Teresa Hee
Title: Director

By:	Banc of America Securities LLC

By:	/s/ Peter J. Carbone

Name: Peter J. Carbone
Title: Vice President

By:	UBS Securities LLC

By:	/s/ Christopher Forshner

Name: Christopher Forshner
Title: Managing Director

By:	/s/ Ryan Donovan

Name: Ryan Donovan
Title: Director

On their own behalf and as representatives of the other underwriters named in the Terms Agreement of even date herewith

Accepted:

COLONIAL REALTY LIMITED PARTNERSHIP,
the Operating Partnership

By:	Colonial Properties Trust
(its general partner)

By:	/S/ Weston M. Andress

	Name:	Weston M. Andress
	Title:	Chief Financial Officer

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